Exhibit 4.2
EXECUTION COPY
SHARE PURCHASE AGREEMENT
dated as of
November 26, 2009
among
HURRAY! HOLDING CO., LTD.,
THE PERSONS LISTED ON ANNEX I
and
KU6 HOLDING LIMITED
relating to the purchase and sale
of
100% of the Capital Shares
of
KU6 HOLDING LIMITED

Annex I	List of Sellers
Company Disclosure Schedule

Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Instrument of Transfer
Exhibit C	Form of Instruction Letter
Exhibit D	Option Conversion Agreement
Exhibit E	Form of Side Letter
Exhibit F	Form of PRC Legal Opinion
Exhibit G	Form of Cayman Legal Opinion
Exhibit H	Form of Employment Agreement

v

SHARE PURCHASE AGREEMENT
AGREEMENT (this “Agreement”) dated as of November 26, 2009 among Hurray! Holding Co., Ltd., a company incorporated and existing under the laws of the Cayman Islands (“Buyer”), the Persons listed on Annex I hereto (collectively the “Sellers” and each a “Seller”) and Ku6 Holding Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”)
W I T N E S S E T H:
WHEREAS, the Sellers are the record and beneficial owners of all the outstanding capital shares of the Company and desire to sell such shares to Buyer, and Buyer desires to purchase such shares from the Sellers, upon the terms and subject to the conditions hereinafter set forth;
The parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:
“ADSs” means the American Depositary Shares of Buyer, each representing 100 Buyer Shares, listed on NASDAQ.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; provided that neither the Company nor any of its Subsidiary shall be considered an Affiliate of any Seller.
“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign national, federal, provincial, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended, modified or supplemented unless expressly specified otherwise.
“Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2009.
“Balance Sheet Date” means September 30, 2009.

“Beijing Operating Company” means , a limited liability company formed under the laws of the PRC.
“Beijing Subsidiaries” means, collectively, the Beijing Operating Company and the Beijing WFOE.
“Beijing WFOE” means , a wholly-foreign owned company formed under the laws of the PRC.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Hong Kong or Beijing, the PRC are authorized or required by Applicable Law to close.
“Buyer Balance Sheet” means the unaudited consolidated balance sheet of Buyer and its Subsidiaries as of June 30, 2009.
“Buyer Balance Sheet Date” means June 30, 2009.
“Buyer Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Buyer and its Subsidiaries, taken as whole, excluding any effect resulting from (A) changes in the general economic or political or regulatory conditions, (B) changes (including changes of Applicable Law) or conditions generally affecting the industries in which Buyer and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters or other force majeure events, (D) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (E) any changes in U.S. GAAP (or the interpretation thereof), (F) changes in the market price or trading volume of the ADSs (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Buyer Material Adverse Effect) or (G) any failure by Buyer to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that this clause (G) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change independently constitutes or contributes to a Buyer Material Adverse Effect), in the case of (A), (B) and (C) above, to the extent such changes do not adversely affect Buyer and its Subsidiaries in a disproportionate manner relative to other participants in the PRC in the same industries in which Buyer or any of its Subsidiaries operates.
“Buyer Shares” means the ordinary shares, par value US$0.00005 per share, of Buyer.
“Closing Date” means the date of the Closing.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Buyer and attached hereto.
“Contract” means, with respect to any specified Person, all loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which the specified Person is a party or by which it or any of its assets or properties may be bound or affected.
“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and "under common Control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.
“Employee Plans” means, collectively, each employee benefit plan, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiary and covers any employee or former employee of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability.
“Employment Agreement” means the Employment Agreement between Buyer and Mr. Li substantially in the form of Exhibit H hereto.
“Environmental Laws” means any Applicable Laws relating to human health and safety, the environment or release of hazardous substances.
“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any of its Subsidiary as currently conducted.

“Government Official” shall be broadly defined to include any (i) officer or employee at any level of the government of the PRC or any other country (including its political subdivisions), or any department, agency, or instrumentality thereof, or of a public international organization, or any natural person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality or any such public international organization; (ii) any candidate for political office; or (iii) any person who holds or held a prominent public position in the PRC or any other country (including its political subdivisions), including head of state, senior government, judicial or military official, official of a political party, candidate for political office, or senior executive of a state-owned enterprise of national importance.
“Governmental Authority” means any transnational, domestic or foreign national, federal, provincial, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyrights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) Software and (vii) any similar intellectual property or proprietary rights.
“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines and all other information technology equipment, and all associated documentation owned by the Company or any of its Subsidiary or licensed or leased by the Company or any of its Subsidiary pursuant to written agreement (excluding any public networks).

“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers after due inquiry.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Lock-Up Agreements” means the Lock-Up Agreements, each between Buyer on the one hand and one of the Sellers and the Executive Officers on the other hand and substantially in the form of Exhibit A hereto and each a “Lock-Up Agreement”.
“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets, results of operations of the Company and its Subsidiaries, taken as whole, excluding any effect resulting from (A) changes in the general economic or political or regulatory conditions, (B) changes (including changes of Applicable Law) or conditions generally affecting the industries in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters or other force majeure events, (D) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (E) any changes in PRC GAAP (or the interpretation thereof) or (F) any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood, however, that the underlying cause of or causes of such failures may nonetheless be deemed to have a material adverse effect on the Company and its Subsidiaries); in the case of (A), (B) and (C) above, to the extent such changes do not adversely affect the Company and its Subsidiaries in a disproportionate manner relative to other participants in the PRC in the same industries in which the Company or any of its Subsidiaries operates.
“Management Seller” means the Seller marked with an asterisk on Annex I, i.e., Kumella Holdings Limited.
“Mr. Li” means Shanyou Li , a PRC citizen with ID No. 12010419720322681X.
“NASDAQ” means the NASDAQ Stock Market.
“1934 Act” means the Securities Exchange Act of 1934 of the U.S., as amended, and the rules and regulations promulgated thereunder.

“1933 Act” means the Securities Act of 1933 of the U.S., as amended, and the rules and regulations promulgated thereunder.
“Operating Subsidiaries” means, collectively, the following Subsidiaries of the Company:
(i) the Beijing Operating Company,
(ii) the Tianjing Operating Company,
(iii) a limited liability company formed under the laws of the PRC, and
(iv) , a limited liability company formed under the laws of the PRC.
“Option Holders” means the individuals listed on Section 4.06(b) of the Company Disclosure Schedule as holders of outstanding stock options of the Company.
“Option Conversion Agreements” means the Option Conversion Agreements, each between the Company and one of the Option Holders and substantially in the form of Exhibit D hereto and each an "Option Conversion Agreement”.
“Ordinary Shares” means the ordinary shares, par value US$0.0001 per share, of the Company.
“Permitted Lien” means any (i) Lien for Taxes not yet due or are contested in good faith or (ii) any mechanics Liens or similar Liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not delinquent.
“Person” means an individual, company, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, Hong Kong, the Macau Special Administrative Region and Taiwan.
“PRC GAAP” means generally accepted accounting principles in the PRC.
“PRC IP Laws” means, collectively, , , and other Applicable Laws relating to the Intellectual Property rights of contents posted on or otherwise accessible through the internet.

“Pro Rata Portion” means, with respect to each Seller (other than the Management Seller), a ratio the numerator of which is the number of Issued Buyer Shares of such Seller and the denominator of which is the sum of the Issued Buyer Shares of all Sellers (other than the Management Seller).
“RMB” means renminbi, the legal currency of the PRC.
“SAFE” means the State Administration of Foreign Exchange of the PRC or its authorized local branch, as the case may be, or any successor thereto.
“SEC” means the Securities and Exchange Commission of the U.S.
“Series A Shares” means the Series A Preferred Shares, par value US$0.0001 per share, of the Company.
“Series A-1 Shares” means the Series A-1 Preferred Shares, par value US$0.0001 per share, of the Company.
“Series B Shares” means the Series B Preferred Shares, par value US$0.0001 per share, of the Company.
“Series B-1 Shares” means the Series B-1 Preferred Shares, par value US$0.0001 per share, of the Company.
“Shares” means, collectively, the Ordinary Shares, the Series A Shares, the Series A-1 Shares, the Series B Shares and the Series B-1 Shares.
“Side Letter” means a side letter to be entered into by and between Buyer and all of the shareholders of the Management Seller substantially in the form attached as Exhibit E hereto.
“Software” means computer software (whether in source code or object code form).
“Subsidiary” means, with respect to any Person, any entity (i) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or (ii) directly or indirectly Controlled by such Person.
“Tianjing Operating Company” means , a limited liability company formed under the laws of the PRC.

“Trade Secrets” means trade secrets and confidential information (including all source code for any Software owned or distributed by the Company or any of its Subsidiary) and rights in any jurisdiction to limit the use or disclosure thereof by any Person.
“Transaction Documents” means, collectively, this Agreement, the Lock-Up Agreements, the Side Letter and the Option Conversion Agreements.
“U.S.” means the United States of America.
“US$” or “US Dollars” means the U.S. dollars, the legal currency of the U.S.
“U.S. GAAP” means generally accepted accounting principles in the U.S.
(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Buyer	Preamble
Buyer Indemnified Parties	10.02
Buyer SEC Documents	5.06
Buyer Shareholder Meeting	7.03
Buyer Voting Proposal	7.03
Capex Budget	4.08
Closing	2.02
Company Securities	4.05
Damages	10.02
Drop Dead Date	11.01
e-mail	12.01
Executive Officers	6.05
Form Employment Contracts	4.20
Indemnified Party	10.04
Indemnifying Party	10.04
Issued Buyer Shares	2.01
Lease	4.14
Management Seller Indemnified Parties	10.02
Material Contracts	4.11
Non-Competition Agreement	4.11
Other Seller Indemnified Parties	10.02
Permits	4.16
Sellers	Preamble
Sold Shares	2.01
Social Insurance	4.20
Subsidiary Securities	4.06
Tax	4.19
Tax Return	4.19
Tax Sharing Agreements	4.19
Taxing Authority	4.19
Third Party Claim	10.04

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include an and all Applicable Law.
ARTICLE 2
Purchase and Sale
Section 2.01. Purchase and Sale. (a) Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Buyer, and Buyer agrees to purchase from such Seller, the Shares set forth under the heading “Sold Shares” opposite the name of such Seller in Section 2.01 of the Company Disclosure Schedule (such Seller’s “Sold Shares”) at the Closing. The total purchase price for each Seller’s Sold Shares shall be that number of Buyer Shares to be issued to such Seller as set forth under the heading “Issued Buyer Shares” opposite the name of such Seller in Section 2.01 of the Company Disclosure Schedule (such Seller’s “Issued Buyer Shares”).

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Davis Polk & Wardwell LLP, The Hong Kong Club Building, 18th Floor, 3A Chater Road, Hong Kong, as soon as possible, but in no event later than 5 Business Days, after satisfaction of the conditions set forth in Article 9, or at such other time or place as Buyer and the Sellers may agree. At the Closing:
(a) each Seller shall deliver to Buyer share certificate(s) for such Seller’s Sold Shares together with an instrument of transfer in the form attached as Exhibit B hereto transferring such Sold Shares to Buyer;
(b) the Company shall deliver to Buyer an instruction letter substantially in the form attached as Exhibit C hereto; and
(c) Buyer shall deliver to each Seller a share certificate for such Seller’s Issued Buyer Shares.
Section 2.03. Stock Options. (a) On the date hereof, each of the Executive Officers (other than Mr. Kun Han) has entered into an Option Conversion Agreement with the Company, under which such Option Holder agrees to convert all stock options of the Company held by such Executive Officer immediately prior to the Closing into a right to receive the number of Buyer Shares as set forth therein.
(b) Promptly after the date hereof and in all cases by the Closing, the Company shall cause each of the Option Holders other than the Executive Officers to enter into an Option Conversion Agreement with the Company, under which such Option Holder will agree to convert all stock options of the Company held by such Option Holder immediately prior to the Closing into the number of ADSs as set forth therein, subject to Section 2.03(c).
(c) The aggregate number of Buyer Shares (including Buyer Shares represented in ADSs) to be issued pursuant to the Option Conversion Agreements with all Option Holders shall be 44,438,105.
Section 2.04. Certificates for Buyer Shares. Each certificate for Buyer Shares issued to any Seller pursuant to Sections 2.01 and 2.02 shall bear the following legend:
“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available.

The securities represented hereby are also subject to additional restrictions on transfer as set forth in the Lock-Up Agreement by and between [name of such Seller] and Hurray! Holding Co., Ltd. dated as of [Closing Date], copies of which may be obtained upon request from Hurray! Holding Co., Ltd. or any successor thereto.”
ARTICLE 3
Representations and Warranties of the Sellers
Each Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:
Section 3.01. Legal Status. Such Seller is:
(a) if such Seller is Zhao Xiaobing, a citizen and resident of the PRC with ID number 110105196007061114;
(b) if such Seller is The Board of Trustees of the Leland Stanford Junior University, a trust duly created and validly existing under the laws of the State of California; and
(c) if such Seller is any other Seller, a corporation, a limited liability company or limited partnership duly incorporated or formed, validly existing and in good standing under the laws of its incorporation or formation as set forth opposite its name in Annex I.
Section 3.02. Authority. (a) Such Seller has:
(i) if such Seller is Zhao Xiaobing or The Board of Trustees of the Leland Stanford Junior University, the legal right and full power and authority to enter into and perform this Agreement and each other Transaction Document to which he or it is a party and to perform his or its obligations hereunder and thereunder; and
(ii) if such Seller is any other Seller, the full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder.
(b) The execution and delivery of this Agreement and each other Transaction Document to which such Seller is a party, the performance of the obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate or organizational actions of such Seller (except in the case of Zhao Xiaobing) and no other corporate or organizational proceedings on the part of such Seller (except in the case of Zhao Xiaobing) are necessary to authorize such execution, delivery or performance or to consummate such transactions.

(c) This Agreement and each other Transaction Document to which such Seller is a party when executed will constitute valid and binding obligations on him or it in accordance with their respective terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
(d) All approvals, registrations and filings with the Governmental Authorities necessary for such Seller to enter into this Agreement and each other Transaction Document to which such Seller is a party and to perform his or its obligations hereunder and thereunder have been obtained.
Section 3.03. Governmental Authorization. The execution, delivery and performance by such Seller of this Agreement and each other Transaction Document to which he or it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or filing with, any Governmental Authority, other than filings to be made by Buyer pursuant to applicable U.S. federal securities laws (including the rules and regulations of NASDAQ).
Section 3.04. Noncontravention. The execution and delivery of, and the performance by such Seller of his or its obligations under, this Agreement and each other Transaction Document to which such Seller is a party do not and will not:
(a) violate any Applicable Laws binding on such Seller or any of his or its assets or properties;
(b) constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or to a loss of any benefit to which he or it is entitled under any provision of any Contract binding upon such Seller or any of his or its assets or properties; or
(c) result in the creation or imposition of any Lien (or any obligation to create any Lien) on any assets or properties of such Seller.
Section 3.05. Ownership of Shares. Such Seller is the record and beneficial owner of such Seller’s Sold Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares except for those set forth in the Third Amended and Restated Shareholders’ Agreement by and among the Sellers, the Company and the Beijing Subsidiaries dated as of July 15, 2008 and the effective memorandum and articles of association of the Company), and will transfer and deliver to Buyer at the Closing valid title to such Sold Shares free and clear of any Lien and any such limitation or restriction.

Section 3.06. Accredited Investor Status. If such Seller is an entity formed under the laws of the U.S., such Seller is an “Accredited Investor” as such term is defined in Regulation D under the 1933 Act.
Section 3.07. Investment Purpose. Such Seller is obtaining its Issued Buyer Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof or of any interest therein. Such Seller (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of receiving its Issued Buyer Shares as consideration for the sale of its Sold Shares and is capable of bearing the economic risks of such transaction.
Section 3.08. Exempt from Registration; Restricted Securities. Such Seller understands that its Issued Buyer Shares will not be registered under the 1933 Act or registered or listed publicly pursuant to any other Applicable Laws on the ground that the sale provided for in this Agreement is exempt from registration under the 1933 Act or the registration or listing requirements of any other applicable securities law, and that the reliance of Buyer on such exemption is predicated in part on such Seller’s representations set forth in this Agreement. Such Seller understands that its Issued Buyer Shares are “restricted securities” within the meaning of Rule 144 under the 1933 Act and that such Issued Buyer Shares are not registered or listed publicly and must be held indefinitely unless they are subsequently registered or listed publicly or sold pursuant to an exemption from such registration or listing is available.
Section 3.09. SAFE Registration. If such Seller is a PRC citizen or resident or has any direct or indirect shareholder who is a PRC citizen or resident, such individual Seller and such shareholders have completed all necessary foreign exchange registrations with the SAFE required by the Applicable Laws for his or her direct or indirect holding of the Sold Shares of such Seller.
Section 3.10. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of such Seller, threatened against or affecting, such Seller or any of its properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have an adverse impact on the ownership of such Seller’s Sold Shares or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 3.11. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Seller or any other party hereto who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement from any party other than such Seller.

ARTICLE 4
Representations and Warranties of the Company
The Company represents and warrants to Buyer as of the date hereof and as of the Closing Date that:
Section 4.01. Corporate Existence and Power. The Company is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The Company has heretofore delivered to Buyer true and complete copies of the memorandum and articles of association of the Company as currently in effect.
Section 4.02. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement constitutes a valid and binding agreement of the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than filings to be made by Buyer pursuant to applicable U.S. federal securities laws (including the rules and regulations of NASDAQ).
Section 4.04. Noncontravention. The execution, delivery and performance by the Company or any of the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the memorandum and articles of association of the Company or any of its Subsidiaries, (ii) violate any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Contract of the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05. Capitalization. (a) The authorized share capital of the Company consists of 500,000,000 shares of a par value of US$0.0001 each, comprising of (i) 321,278,439 Ordinary Shares and (ii) 178,721,561 Preferred Shares, of which 55,555,555 are designated as Series A Shares, 10,198,604 are designated as Series A-1 Shares, 80,000,000 are designated as Series B Shares and 32,967,402 are designated as Series B-1 Shares. As of the date hereof, there are outstanding 100,701,104 Ordinary Shares, 55,555,555 Series A Shares, 10,198,604 Series A-1 Shares, 74,880,455 Series B Shares and 22,967,402 Series B-1 Shares.
(b) As of the date hereof, there are outstanding stock options to purchase an aggregate of 14,199,000 Ordinary Shares and an aggregate of 27,283,951 Ordinary Shares (including the 14,199,000 Ordinary Shares issuable upon exercise of the outstanding stock options) are reserved for the stock option plan of the Company. Section 4.05(b) of the Company Disclosure Schedule contains a complete and correct list of each outstanding stock option and other right to purchase Shares, the name of the holder and number of Shares subject thereto.
(c) All outstanding capital shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Section 4.05(a) and Section 4.05(b), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in Section 4.05(c)(i), Section 4.05(c)(ii) and Section 4.05(c)(iii) being referred to collectively as the "Company Securities”).
(d) There are no preemptive rights or similar rights on the part of any Person with respect to the share capital of the Company.
(e) Except for this Agreement, there is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating the Company or any other Person:
(i) to issue or sell, or cause to be issued or sold, any Company Securities; or
(ii) to repurchase, redeem or otherwise acquire any outstanding Company Securities.

Section 4.06. Subsidiaries. (a) Section 4.06(a) of the Company Disclosure Schedule lists all Subsidiaries of the Company, including for each such Subsidiary the jurisdiction of its organization or formation, the amount of its authorized capital stock or registered capital or its equivalent, the amount of its outstanding capital stock or its equivalent, and the record owners of such outstanding capital stock or its equivalent. Each Subsidiary of the Company is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or formation, has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted and to own, use and lease its assets and properties. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except as set forth in Section 4.06(b)(I) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities of each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities). Except as set forth in Section 4.06(a) of the Company Disclosure Schedule and Section 4.06(b)(II) of the Company Disclosure Schedule, there are no outstanding (i) securities of the Company or any of its Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any of its Subsidiary or (ii) options or other rights to acquire from the Company or any of its Subsidiary, or other obligation of the Company or any of its Subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of its Subsidiary (the items in Section 4.06(b)(i) and Section 4.06(b)(ii) being referred to collectively as the “Subsidiary Securities”).
(c) Except for the capital stock or other voting securities of, or ownership interests in, the Subsidiaries of the Company, the Company does not own or control and is not obliged to acquire, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.
(d) There are no preemptive rights or similar rights on the part of any Person with respect to the share capital of any Subsidiary of the Company.
(e) There is no agreement, arrangement or obligation of any kind (and no authorization therefore has been given) obligating the Company, any of its Subsidiary or any other Person:
(i) to issue or sell, or cause to be issued or sold, any Subsidiary Securities; or
(ii) to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

(f) All of the registered capital of each Subsidiary of the Company organized or formed under the laws of the PRC has been timely contributed. Such contribution has been duly verified by a certified accountant registered in the PRC and the accounting firm employing such accountant, and the report of the certified accountant evidencing such verification has been registered with the relevant Governmental Authority.
Section 4.07. Financial Statements. (a) The audited balance sheets as of December 31, 2007 and 2008 of each of the Beijing Subsidiaries and the related audited consolidated statements of income and cash flows for each of the years ended December 31, 2007 and 2008 fairly present, in conformity with PRC GAAP applied on a consistent basis, the financial position of such Beijing Subsidiary as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended.
(b) The unaudited interim consolidated balance sheets as of September 30, 2009 and the related unaudited interim consolidated statements of income and cash flows for the nine months ended September 30, 2009 of the Company and its Subsidiaries fairly present, in conformity with PRC GAAP applied on a consistent basis, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).
Section 4.08. Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:
(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b) any amendment of the memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or any of its Subsidiaries;
(c) any splitting, combination or reclassification of any shares of capital stock of the Company or any of its Subsidiaries or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any of its Subsidiaries, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;
(d) (i) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of Subsidiary Securities to the Company or (ii) amendment of any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(e) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by the Company or any of its Subsidiaries, except for (i) those contemplated by the capital expenditure budget for the Company and its Subsidiaries that is attached to Section 4.08(e) of the Company Disclosure Schedule (the “Capex Budget”) and (ii) any unbudgeted capital expenditures not to exceed RMB$50,000 individually or RMB$100,000 in the aggregate;
(f) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, by the Company or any of its Subsidiaries of any assets, securities, properties, interests or businesses, other than acquisition in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice that do not constitute the acquisition of a business or of a controlling interest in any Person;
(g) any sale, lease or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of the Company or any of its Subsidiaries, other than Permitted Liens and any Liens set forth in Section 4.08(g) of the Company Disclosure Schedule;
(h) other than in connection with actions permitted by Section 4.08(d) or Section 4.08(e), the making by the Company or any of its Subsidiaries of any loans, advances or capital contributions to, or investments in, any other Person, other than capital contributions by the Company to its wholly-owned Subsidiaries;
(i) the creation, incurrence, assumption or sufferance to exist by the Company or any of its Subsidiaries of any indebtedness for borrowed money or guarantees thereof;
(j) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(k) (i) the entering into of any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would, after the Closing Date, limit or restrict in any material respect the Company, any of its Subsidiaries, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract required to be disclosed by Section 4.11 or waiver, release or assignment of any material rights, claims or benefits of the Company or any of its Subsidiaries;

(l) (i) the grant or increase of any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (ii) any increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) the entering into of any employment, deferred compensation or other similar agreement (or amendment of any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (iv) the establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than increases in the ordinary course of business consistent with past practice;
(m) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;
(n) any change in the Company’s methods of accounting, except as required by concurrent changes in PRC GAAP as agreed to by its independent public accountants;
(o) any settlement, or offer or proposal to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any shareholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or
(p) any Tax election, change any annual tax accounting period made or changed, any method of tax accounting adopted or changed, any Tax Returns amended or claims for Tax refunds filed, any Tax claim, audit or assessment settled, or any right to claim a Tax refund, offset or other reduction in Tax liability surrendered.
Section 4.09. No Undisclosed Material Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than:
(a) liabilities provided for in the Balance Sheet or disclosed in the notes thereto; and

(b) other undisclosed liabilities which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.10. Related Party Transactions. Except as disclosed in Section 4.10 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is indebted, either directly or indirectly, to any Seller or any Affiliate of any Seller or any Affiliate of the Company or any of its Subsidiaries in any amount whatsoever and (ii) no Seller or any Affiliate of any Seller, or any Affiliate of the Company or any of its Subsidiaries, is, directly or indirectly, a party to or otherwise an interested party with respect to any Contract with the Company or any of its Subsidiaries.
Section 4.11. Material Contracts. (a) Except as set forth in Section 4.11 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by:
(i) any lease (whether of real or personal property) providing for annual rentals of RMB$100,000 or more;
(ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by the Company and its Subsidiaries of RMB$50,000 or more or (B) aggregate payments by the Company and its Subsidiaries of RMB$100,000 or more;
(iii) any sales, distribution or other similar agreement providing for the sale by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to the Company and its Subsidiaries of RMB$50,000 or more or (B) aggregate payments to the Company and its Subsidiaries of RMB$100,000 or more;
(iv) any agreement entered into by either of the Beijing Operating Company or the Tianjing Operating Company or any of their respective shareholders, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in each case, relating to the business, operation or assets of, or the ownership, transfer, disposition, pledge or voting of or otherwise related to any equity interests in, any of the Operating Subsidiaries;
(v) any partnership, joint venture or other similar agreement or arrangement;
(vi) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of share, sale of assets or otherwise);

(vii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);
(viii) any option, license, franchise or similar agreement;
(ix) any agency, dealer, sales representative, marketing or other similar agreement;
(x) any agreement that limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its Subsidiaries after the Closing Date;
(xi) any agreement with (A) any Seller or any of its Affiliates, (B) any Person directly or indirectly owning, Controlling or holding with power to vote, 5% or more of the outstanding voting securities of any Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, Controlled or held with power to vote by any Seller or any of its Affiliates or (D) any director or officer of any Seller or any of its Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;
(xii) any agreement under which any director, officer or employee of the Company or any of its Subsidiaries is prohibited from or restricted in engaging in any business or activities competing with the Company or any of its Subsidiaries (a “Non-Competition Agreement”);
(xiii) any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer; or
(xiv) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Company and its Subsidiaries, taken as a whole.
(b) Except for failures to be in force or effect, breaches, violations or defaults which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Agreement (collectively, the “Material Contracts”) is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each Material Contract have been delivered to Buyer.

Section 4.12. Litigation. Except as set forth in Section 4.12 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties before any arbitrator or any Governmental Authority which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 4.13. Compliance with Laws and Court Orders. (a) Neither the Company nor any of its Subsidiaries is in violation of, and has not since April 20, 2006 violated, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) (i) None of the Company, any of its Subsidiaries, or any of the directors, employees or agents of the Company or any of its Subsidiaries has made any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value to any Government Official or political party for purposes of influencing any act or decision of such official or party in his or its official capacity, in order to obtain or retain business or secure any improper advantage.
(ii) None of the Company Securities or Subsidiaries Securities are, to the knowledge of the Company, beneficially or legally owned or held by any Government Official who is in a position to award or influence decisions favorable to the Company or any of its Subsidiaries or by any close family member of, or any entity directly or indirectly owned by, such a Person. To the knowledge of the Company, none of the officers or directors of the Company or any of its Subsidiaries is a Government Official (or close family member of a Government Official) who is in a position to award or influence decisions favorable to the Company or any of its Subsidiaries.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien other than Permitted Liens and the Liens set forth in Section 4.08(g) of the Company Disclosure Schedule.
(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and neither the Company nor any of its Subsidiaries has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.
Section 4.15. Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries.
(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries owns, or is licensed to use or distribute, as applicable, pursuant to a written agreement (in each case, free and clear of any Liens), all Intellectual Property used in, distributed by the Company or any of its Subsidiaries in, or necessary for the conduct of its business as currently conducted.
(c) Except as set forth in Section 4.15(c) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person.
(d) Except as set forth in Section 4.15(d) of the Company Disclosure Schedule, the Company and its Subsidiaries (i) are not hosting any contents on (or otherwise accessible through) their websites that were uploaded, posted or otherwise made accessible through such websites in breach of any Applicable Laws relating to any Intellectual Property and (ii) have taken all measures to satisfy the safe harbor specified in the PRC IP Laws.
(e) To the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by the Company or any of its Subsidiaries.

(f) Except as set forth in Section 4.15(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending or threatened claim, action, suit, order or proceeding with respect to any Intellectual Property used or distributed by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products distributed, manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person.
(g) The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Buyer to distribute, develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property owned by the Company or any of its Subsidiaries.
(h) The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements.
(i) The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets.
(j) The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.
(k) All Software owned by the Company or any of its Subsidiaries was (i) developed by employees of the Company or its Subsidiaries working within the scope of their employment, (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed appropriate instruments of assignment or who have agreed in writing to effect such assignment, which ultimately runs in favor of the Company or one of its Subsidiaries as assignee, which assignments have conveyed or will convey to the Company or such Subsidiary ownership of all of such person’s rights in the Intellectual Property rights relating to such developments, or (iii) acquired in connection with acquisitions in which the Company or one of its Subsidiaries obtained appropriate representations, warranties or indemnities from the transferring party relating to the title to such Intellectual Property rights.
(l) There are no defects in any Software distributed by the Company or any of its Subsidiaries that would prevent such Software from performing in accordance with its user specifications and there are no viruses, worms, Trojan horses or similar programs in any such Software.

(m) None of the Software distributed by the Company or any of its Subsidiaries contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.
Section 4.16. Licenses and Permits. Section 4.16(i) of the Company Disclosure Schedule correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (the “Permits”) together with the name of the Governmental Authority issuing such Permit. Except as set forth on Section 4.16(ii) of the Company Disclosure Schedule, (x) the Permits are valid and in full force and effect in all material respects, (y) neither the Company nor any of its Subsidiaries is in material default under, and no condition exists that with notice or lapse of time or both would constitute a material default under, the Permits and (z) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.
Section 4.17. Selling Documents. None of the documents or information delivered to Buyer in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading.
Section 4.18. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
Section 4.19. Taxes. (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been in accordance with all Applicable Law, and all filed Tax Returns are true and complete in all material respects.
(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with PRC GAAP an adequate accrual for all Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.
(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset.
(e) No assessment of Tax has been proposed in writing against the Company or any of its Subsidiaries or any of their respective assets and properties and to the knowledge of the Company, there are no grounds for any such assessment. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period.
(f) Section 4.19(f) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.
(g) No election has been filed, and no agreement has been entered into, with any Taxing Authority.
(h) Neither the Company nor any of its Subsidiaries has participated in any arrangement whereby any Tax liability or any Tax asset of the Company or any of its Subsidiaries was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability or any Tax asset of any other person.
(i) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, and any election with respect to Taxes. "Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.
Section 4.20. Employees; Labor Relations. (a) Section 4.20(a) of the Company Disclosure Schedule sets forth a true and complete list of the names, titles, annual salaries and other compensation of all employees of the Company and its Subsidiaries.
(b) None of the employees of the Company and its Subsidiaries has indicated to the Company or such Subsidiary that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.
(c) Section 4.20(c) of the Company Disclosure Schedule sets forth template employment contracts used by the Company and its Subsidiaries (the “Form Employment Contracts”). All employment contracts entered into by the Company and its Subsidiaries are in the form of the Form Employment Contracts.
(d) Section 4.20(d) of the Company Disclosure Schedule contains a correct and complete list identifying each Employee Plan.
(e) There are no disputes pending or, to the knowledge of the Company, threatened in writing between the Company or any of its Subsidiaries and any trade union or other representatives of its employees. Neither the Company nor any of its Subsidiaries has entered into any collective bargaining agreement with any labor union.
(f) Each of the Company and its Subsidiaries (i) is in compliance with all Applicable Laws in all material respects relating to their respective employees, consultants, dispatched, subcontracted or outsourced workers and independent contractors, including all such Applicable Laws, Contracts, policies or plans relating to wages, hours, collective bargaining, compensation, benefits, terms and conditions of employment, termination of employment, employment discrimination, immigration, disability, civil rights, occupational safety and health, workers’ compensation, pay equity, collection and payment of withholding and/or social contribution taxes and similar Taxes, national pension, national medical insurance, worker’s compensation insurance, unemployment insurance and other mandatory social security matters, and (ii) is not engaged, in any material respect, in any unfair labor practice or discriminatory employment practice that is prohibited by Applicable Laws.

(g) Except as set forth in Section 4.20(g) of the Company Disclosure Schedule, each Subsidiary organized or formed under the laws of the PRC has complied with all Applicable Laws relating to social insurance and other benefits, including pension, medical insurance, work-related injury insurance, birth and nursery insurance and unemployment insurance (collectively, the “Social Insurance”). All contributions or payments required to be made or paid by each such Subsidiary or any employees of such Subsidiary to the relevant Governmental Authority with respect to any Social Insurance have been made or fully deducted, as applicable, and paid to on or before their due dates.
(h) No employee or former employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby.
(i) Neither the Company nor any of its Subsidiaries has any material liabilities in respect of actual or contingent employment termination payments to employees (including any severance payments, any cash-out or acceleration of options and restricted stock and any “gross-up” payments with respect to any of the foregoing).
(j) Each of the Executive Officers is party to an effective Non-Competition Agreement with the Subsidiary of the Company that employs such Executive Officer.
Section 4.21. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any hazardous substance and there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability or obligation.

ARTICLE 5
Representations and Warranties of Buyer
Buyer represents and warrants to each Seller as of the date hereof and as of the Closing Date that:
Section 5.01. Corporate Existence and Power. Buyer is a company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
Section 5.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Buyer and, except for any required approval by Buyer’s shareholders, have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
Section 5.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than filings to be made by Buyer pursuant to applicable U.S. federal securities laws (including the rules and regulations of NASDAQ).
Section 5.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the memorandum and articles of association of Buyer, (ii) violate any Applicable Law, or (iii) conflict with, result in any default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under material note, mortgage, document, instrument, contract or agreement to which Buyer is a party or by which it is or may be bound, with only such exceptions in the case of each of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.05. Capitalization. (a) The authorized share capital of Buyer consists of 5,000,000,000 ordinary shares, par value US$0.00005 per share. As of October 31, 2009, there were outstanding 2,207,291,040 ordinary shares, rights to purchase 36,668 ADSs and employee stock options to purchase an aggregate of 459,827 ADSs. All outstanding shares of capital stock of Buyer have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.
(b) The Buyer Shares to be issued pursuant hereto have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.
Section 5.06. SEC Filings. (a) Buyer has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Buyer since January 12, 2005 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Buyer SEC Documents”).
(b) As of its filing date (and as of the date of any amendment), each Buyer SEC Document complied, and each Buyer SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.
(c) As of its filing date, each Buyer SEC Document filed pursuant to the 1934 Act did not, and each Buyer SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
(d) Each Buyer SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
Section 5.07. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included or incorporated by reference in the Buyer SEC Documents fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).
Section 5.08. Absence of Certain Changes. Since Buyer Balance Sheet Date, the business of Buyer and its Subsidiaries has been conducted in the ordinary course consistent with past practice, and there has not been any action taken by Buyer or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing Date without the Company’s consent, would constitute a breach of Section 7.02.

Section 5.09. No Undisclosed Material Liabilities. There are no liabilities or obligations of Buyer or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Buyer Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Buyer Balance Sheet Date; and (iii) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
Section 5.10. Compliance with Laws and Court Orders. Each of Buyer and its Subsidiaries is in compliance with, and to the knowledge of Buyer is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Buyer or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.
Section 5.11. Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, Buyer and its Subsidiaries have good and marketable title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) reflected on the Buyer Balance Sheet or acquired after the Buyer Balance Sheet Date, except for properties and assets sold since the Buyer Balance Sheet Date in the ordinary course of business consistent with past practices.
Section 5.12. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect or in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
Section 5.13. Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6
Covenants of the Sellers and the Company
Section 6.01. Conduct of the Company. (a) From the date hereof until the Closing Date, except as permitted by any other provision of this Agreement, the Company shall and shall cause its Subsidiaries to, and each Seller shall use commercially reasonable efforts in its capacity as a shareholder of the Company and through persons designated by such Seller to the Board of Directors of the Company to instruct each of the Company and its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its commercially reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it, (v) manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (vi) continue to make capital expenditures consistent with the Capex Budget.
(b) Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, from the date hereof until the Closing Date the Company shall not (unless required by Applicable Law) and shall not permit any of its Subsidiaries to, and each Seller shall not permit any of the Company or its Subsidiaries to do any of the following without the prior written consent of Buyer:
(i) amend its memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise);
(ii) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Subsidiary Securities;
(iii) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Subsidiary Securities, other than the issuance of any Subsidiary Securities to the Company or any other wholly-owned Subsidiary of the Company or (B) amend any term of any Company Security or any Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(iv) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (A) those contemplated by the Capex Budget and (B) any unbudgeted capital expenditures not to exceed RMB$50,000 individually or RMB$100,000 in the aggregate;
(v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;
(vi) sell, lease or otherwise transfer, or create or incur any Lien (other than a Permitted Lien) on, any of the Company’s or any of its Subsidiaries’ assets, securities, properties, interests or businesses;
(vii) other than in connection with actions permitted by Section 6.01(b)(iv) or Section 6.01(b)(v), make any loans, advances or capital contributions to, or investments in, any other Person;
(viii) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;
(ix) (A) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that would, after the Closing Date, limit or restrict in any material respect the Company, any of its Subsidiaries, Buyer or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person or (B) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;
(x) (A) grant or increase any severance or termination pay to (or amend any existing arrangement with) any director, officer or employee of the Company or any of its Subsidiaries, (B) increase benefits payable under any existing severance or termination pay policies or employment agreements, (C) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (D) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (E) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries;

(xi) change the Company’s methods of accounting, except as required by concurrent changes in PRC GAAP, as agreed to by its independent public accountants;
(xii) settle, or offer or propose to settle, (A) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (B) any shareholder litigation or dispute against the Company or any of its officers or directors or (C) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
(xiii) make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, amend any Tax Returns or file claims for Tax refunds, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
(xiv) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or
(xv) agree, resolve or commit to do any of the foregoing.
(c) The Company shall and shall cause its Subsidiaries to, and each Seller shall use commercially reasonably efforts in its capacity as a shareholder of the Company and through persons designated by such Seller to the Board of Directors of the Company to instruct the Company and its Subsidiaries to, use their commercially reasonable best efforts to take all appropriate measures to satisfy the safe harbor specified in Section 512(c) of the Digital Millennium Copyright Act of the U.S.
Section 6.02. Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, the Company will (i) give, and will cause each Subsidiary to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries and to the books and records of Seller relating to the Company and its Subsidiaries, (ii) furnish, and will cause each Subsidiary to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any of its Subsidiaries as such Persons may reasonably request and (iii) instruct the employees and advisors of the Company or any of its Subsidiaries to cooperate with Buyer in its investigation of the Company or any of its Subsidiaries. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller or the Company hereunder.

(b) After the Closing, each Seller and its Affiliates will hold, and will use their commercially reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its Subsidiaries, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such Seller, (ii) in the public domain through no fault of such Seller or its Affiliates or (iii) later lawfully acquired by such Seller from sources other than those related to its prior ownership of the Company and its Subsidiaries. The obligation of each Seller and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.
Section 6.03. Notices of Certain Events. The Company and each Seller (who actually receives or is aware of any of the following notices, actions, inaccuracies or failures) shall promptly notify Buyer of:
(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Seller or the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or that relate to the consummation of the transactions contemplated by this Agreement;
(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the condition set forth in Section 9.02(a) or 9.02(b) not to be satisfied; and
(e) any failure of such Seller or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to Buyer.
Section 6.04. Resignations. At or prior to the Closing Date, relevant Sellers shall deliver to Buyer the resignations of all directors of the Company who were designated by such Seller, if any, with such resignations to be effective from the Closing Date.
Section 6.05. Lock-up Agreements. (a) Each of the Management Seller and the individuals listed on Section 6.05(a) of the Company Disclosure Schedule (the “Executive Officers”) shall execute and deliver to Buyer a Lock-Up Agreement under which the Management Seller or such Executive Officer, as applicable, will agree not to sell any of its Buyer Shares acquired pursuant to this Agreement or such Executive Officer’s Option Conversion Agreement, as applicable, in each case by the second anniversary of the Closing Date without the prior written consent of Buyer.
(b) Each of the other Sellers shall execute and deliver to Buyer a Lock-Up Agreement under which such Seller will agree not to sell any of its Issued Buyer Shares within 180 days of the Closing Date without the prior written consent of Buyer.
Section 6.06. Side Letter with Shareholders of Management Seller. The Company shall cause all of the shareholders of the Management Seller to execute and deliver to Buyer a Side Letter by the Closing.
Section 6.07. ADS Facility. (a) Each Seller agrees that such Seller shall not, prior to the day on which all of such Seller’s Issued Buyer Shares have become freely transferrable under the 1933 Act and under such Seller’s Lock-Up Agreement, deposit any of its Issued Buyer Shares into the unrestricted ADS facility of Buyer with the depositary of the ADSs nor request the issuance of by such depositary of any unrestricted ADSs in respect of any such Issued Buyer Shares.
(b) Each Seller agrees that when ADSs are issued to such Seller with respect to the Issued Buyer Shares of such Seller, the number of such ADSs shall be rounded down to a whole number such that after such issuance such Seller shall not hold any Buyer Shares not represented in ADSs.
Section 6.08. Waiver of Existing Rights. Upon Closing, each of the Company and the Sellers hereby waives (i) its right of first refusal, right of co-sale and right of first offer and similar rights with respect to the sale of Shares by each other Seller under this Agreement, and (ii) the right to receive any liquidation preference amount that it may have with respect to the Shares it holds, in each case regardless where such rights are set forth.

ARTICLE 7
Covenants of Buyer
Section 7.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their commercially reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence and shall not disclose to any third party, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company or any of its Subsidiaries furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller or the Company or any of its Subsidiaries; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their commercially reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Company or any of its Subsidiaries in connection with this Agreement that are subject to such confidence.
Section 7.02. Conduct of Buyer. From the date hereof until the Closing Date, Buyer shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, from the date hereof until the Closing Date Buyer shall not, nor shall it permit any of its Subsidiaries to:
(a) amend its memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise);
(b) (i) split, combine or reclassify any shares of its capital stock or (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;
(c) merge with or into any Person;
(d) agree, resolve or commit to do any of the foregoing.

Section 7.03. Buyer Shareholder Meeting. (a) Buyer shall use its commercially reasonable best efforts to take all actions in accordance with law, the organizational documents of Buyer and the rules of NASDAQ to promptly and duly call, give notice of, convene and hold as promptly as practicable, a meeting of its shareholders (“Buyer Shareholder Meeting”) for the purpose of approving the issuance of Buyer Shares pursuant to this Agreement and the Option Conversion Agreements (the “Buyer Voting Proposal”).
(b) Once the Buyer Shareholder Meeting has been called and notice duly given, Buyer shall not postpone or adjourn the Buyer Shareholder Meeting without the consent of the Company, which consent shall not be unreasonably withheld or delayed, other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that it believes in good faith is necessary under Applicable Laws prior to the Buyer Shareholder Meeting; provided that in the event that the Buyer Shareholder Meeting is delayed to a date after February 28, 2010 as a result of either (i) or (ii) above, then the Drop Dead Date shall be extended to the fifth Business Day after such date. The Buyer’s Board of Directors (A) shall recommend approval of the Buyer Voting Proposal by the shareholders of Buyer and include such recommendation in the proxy statement and (B) shall not withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner, the recommendation of the Buyer’s Board of Directors that the Buyer’s shareholders vote in favor of the Buyer Voting Proposal; provided that the Buyer’s Board of Directors is not required to comply with the foregoing obligations in this sentence if it determines in good faith, after consultation with outside legal counsel, that such compliance would violate its fiduciary duties under Applicable Laws. Buyer shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the Buyer Voting Proposal.
Section 7.04. NASDAQ Listing. Buyer shall use its commercially reasonable efforts to cause the Buyer Shares to be authorized for listing on NASDAQ, subject to official notice of issuance, as soon as reasonably practicable.
Section 7.05. Director Appointment. Promptly after the Closing Date, the Buyer shall cause an individual to be designated by the Company on the Closing Date to be appointed as a member of the Board of Directors of Buyer.
Section 7.06. Employment Agreement of Mr. Li. On or prior to the Closing, Buyer shall have executed and delivered to Mr. Li the Employment Agreement.
Section 7.07. SEC Filing. Within the first year following the Closing Date, Buyer shall at all times remain subject to the reporting requirements of Section 13 of the 1934 Act and file all required reports in compliance with and within the timeframes under Section 13 of the 1934 Act, such that each Seller who is not then an “affiliate” (as defined in Rule 144(a)(1) of the 1933 Act) of Buyer shall be eligible to resell its Buyer Issued Shares without volume limitations under Rule 144 of the 1933 Act.

ARTICLE 8
Covenants of Buyer and Seller
Section 8.01. Commercially Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Buyer on the one hand and the Sellers and the Company on the other hand will use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement. The Sellers and Buyer agree, and the Sellers and the Company, prior to the Closing, and Buyer, after the Closing, agree to cause the Company and each Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Section 8.02. Certain Filings. The Sellers and Buyer shall use commercially reasonable best efforts to cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
Section 8.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.
ARTICLE 9
Conditions to Closing
Section 9.01. Conditions to Obligations of Buyer and the Sellers. The obligations of Buyer and the Sellers to consummate the Closing are subject to the satisfaction of the following conditions:
(a) No provision of any Applicable Law shall prohibit the consummation of the Closing.

(b) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained.
(c) The shareholders of Buyer shall have duly approved the issuance of the Buyer Shares and other transactions contemplated by this Agreement at the Buyer Shareholder Meeting.
Section 9.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:
(a) (i) Each of the Sellers shall have performed all of its or his obligations hereunder required to be performed by it or him on or prior to the Closing Date, (ii) the representations and warranties of the Sellers contained in this Agreement and in any certificate or other writing delivered by the Sellers pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (iii) Buyer shall have received a certificate signed by the Chief Executive Officer (the “CEO”), Managing Director or a director of each Seller to the foregoing effect.
(b) The Company shall have performed all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (i) the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto (A) that are qualified by materiality or Material Adverse Effect shall be true at and as of the Closing Date as if made at and as of such date, and (B) that are not qualified by materiality or Material Adverse Effect shall be true in all material respects at and as of the Closing Date as if made at and as of such time, and (ii) Buyer shall have received a certificate signed by the CEO of the Company to the foregoing effect.
(c) There shall not be threatened, instituted or pending any action or proceeding by any Person before any Governmental Authority, (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Buyer or any of their Affiliates or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the business or assets of the Company or any of its Subsidiaries or of Buyer or any of their Affiliates, (ii) seeking to impose or confirm limitations on the ability of Buyer or any of its Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Buyer or any of its Affiliates on all matters properly presented to the Company’s shareholders or (iii) seeking to require divestiture by Buyer or any of its Affiliates of any Shares.

(d) There shall not be any action taken, or any Applicable Law proposed, enacted, enforced, promulgated, issued or deemed applicable to the purchase of the Shares, by any Governmental Authority that, in the reasonable judgment of Buyer would, directly or indirectly, reasonably result in any of the consequences referred to in Sections 9.02(c)(i) through 9.02(c)(iii).
(e) Buyer shall have received the resignation letters of all directors of the Company.
(f) Buyer shall have received all documents it may reasonably request relating to the existence of each Seller, if applicable (except in the case of Zhao Xiaobing), the Company and its Subsidiaries and the authority of each Seller (except in the case of Zhao Xiaobing) for this Agreement, all in form and substance reasonably satisfactory to Buyer.
(g) Buyer shall have received from each of the Sellers and the Executive Officers a Lock-Up Agreement duly executed by such Seller or Executive Officer, as applicable, which shall continue to be effective on the Closing Date.
(h) Buyer shall have received from all of the shareholders of the Management Seller the Side Letter duly executed by such shareholders, which shall continue to be effective on the Closing Date.
(i) Buyer shall have received an opinion of Han Kun Law Offices, PRC counsel to the Company, dated the Closing Date, substantially in the form attached as Exhibit F hereto.
(j) Buyer shall have received an opinion of Conyers, Dill & Pearman, Cayman Islands counsel to the Company dated the Closing Date, substantially in the form attached as Exhibit G hereto.
Section 9.03. Conditions to Obligation of the Sellers. The obligation of each Seller to consummate the Closing is subject to the satisfaction of the following further conditions:
(a) (i) Buyer shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such date and (iii) such Seller shall have received a certificate signed by the Chief Executive Officer of Buyer to the foregoing effect.

(b) Such Seller shall have received a copy of the resolutions of the Shareholders and Board of Directors of Buyer respectively authorizing the transactions contemplated hereby and the execution, delivery and performance of relevant Transaction Documents to which it is a party therein.
(c) Such Seller shall have received an opinion of Buyer’s Cayman Islands counsel dated the Closing Date, providing that (i) the issuance of the Buyer Shares pursuant to this Agreement have been duly authorized and (ii) the Issued Buyer Shares of the Sellers have been validly issued as fully paid and non-assessable and are free and clear of any liens or encumbrances other than the transfer restrictions provided under the Lock-Up Agreements and relevant securities laws.
ARTICLE 10
Survival; Indemnification
Section 10.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date; provided that (x) the representations and warranties by all Sellers other than the Management Seller in Article 3 shall survive the Closing until the first anniversary of the Closing Date; (y) the representations and warranties by Buyer to each Seller other than the Management Seller in Article 5 shall survive the Closing until the first anniversary of the Closing Date; and (z) the representations and warranties of the Company in Sections 4.01, 4.02 and 4.18 and the representations and warranties of Buyer in Sections 5.01, 5.02, and 5.13 to the Management Seller shall survive indefinitely or until the latest date permitted by law. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 10.02. Indemnification. (a) Effective at and after the Closing, the Management Seller hereby indemnifies Buyer and its Affiliates (other than the Company and its Subsidiaries) and their respective successors and assignees (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from (i) any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by the Buyer Indemnified Parties arising out of any misrepresentation or breach of warranty (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) of the Company or the Management Seller or any breach of covenant or agreement made or to be performed by the Company or the Management Seller pursuant to this Agreement, and (ii) any and all Damages incurred or suffered by any of the Buyer Indemnified Parties arising out of, in connection with or relating to any breach or violation of any Applicable Laws relating to Intellectual Property by the Company or any of its Subsidiaries prior to the Closing, in each case referred to in clauses (i) through (ii) regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, Buyer, any of its Affiliates or any of their respective successors and assignees; provided that with respect to indemnification by the Management Seller for misrepresentation or breach of warranty of the Company or of the Management Seller pursuant to this Section 10.02(a), (A) no amounts of indemnity shall be payable unless and until the Buyer Indemnified Parties incur Damages in excess of US$100,000 in the aggregate, in which event the Buyer Indemnified Parties shall be entitled to seek indemnity from the Management Seller for the full amount of such Damages in the aggregate and (B) the Management Seller’s maximum liability with respect to the transactions contemplated hereunder shall not exceed US$7,816,028.
(b) Effective from the Closing until the first anniversary of the Closing, each Seller (other than the Management Seller) hereby, severally but not jointly, indemnifies the Buyer Indemnified Parties against and agrees to hold each of them harmless from any Damages incurred or suffered by the Buyer Indemnified Parties arising out of any misrepresentation or breach of warranty (determined without regard to any qualification or exception contained therein relating to materiality or Material Adverse Effect or any similar qualification or standard) of such Seller or any breach of covenant or agreement made or to be performed by such Seller pursuant to this Agreement; provided that with respect to indemnification by such Seller for misrepresentation or breach of warranty of such Seller pursuant to this Section 10.02(b), (i) no amounts of indemnity shall be payable unless and until the Buyer Indemnified Parties incur Damages in excess of US$100,000 in the aggregate, in which event the Buyer Indemnified Parties shall be entitled to seek indemnity from such Seller for the full amount of such Damages in the aggregate and (ii) such Seller’s maximum liability with respect to the transactions contemplated hereunder shall not exceed its Pro Rata Portion of US$12,782,560.

(c) Effective at and after the Closing, Buyer hereby indemnifies the Management Seller, its Affiliates and their respective successors and assignees (collectively, the “Management Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Management Seller Indemnified Parties arising out of any misrepresentation or breach of warranty (determined without regard to any qualification or exception contained therein relating to materiality or Buyer Material Adverse Effect or any similar qualification or standard) of Buyer or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any of the Management Seller Indemnified Parties; provided that that with respect to indemnification by Buyer for misrepresentation or breach of warranty of Buyer pursuant to this Section 10.02(c), (i) no amounts of indemnity shall be payable unless and until the Management Seller Indemnified Parties incur Damages in excess of US$100,000 in the aggregate, in which event the Management Seller Indemnified Parties shall be entitled to seek indemnity from Buyer for the full amount of such Damages in the aggregate and (ii) Buyer’s maximum liability to the Management Seller Indemnified Parties with respect to the transactions contemplated hereunder shall not exceed US$7,816,028.
(d) Effective from the Closing until the first anniversary of the Closing, Buyer hereby indemnifies each Seller (other than the Management Seller), its Affiliates and their respective successors and assignees (collectively, the “Other Seller Indemnified Parties” of such Seller) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by the Other Seller Indemnified Parties arising out of any misrepresentation or breach of warranty (determined without regard to any qualification or exception contained therein relating to materiality or Buyer Material Adverse Effect or any similar qualification or standard) of Buyer or breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement regardless of whether such Damages arise as a result of the negligence, strict liability or any other liability under any theory of law or equity of, or violation of any law by, any of the Other Seller Indemnified Parties; provided that that with respect to indemnification by Buyer for misrepresentation or breach of warranty of Buyer pursuant to this Section 10.02(d), (i) no amounts of indemnity shall be payable unless and until the Other Seller Indemnified Parties incur Damages in excess of US$100,000 in the aggregate, in which event the Other Seller Indemnified Parties shall be entitled to seek indemnity from Buyer for the full amount of such Damages in the aggregate and (ii) Buyer’s maximum liability to the Other Seller Indemnified Parties with respect to the transactions contemplated hereunder shall not exceed such Seller’s Pro Rata Portion of US$12,782,560.

Section 10.03. Methods of Settlement of Indemnity Payments. Each party’s liability of indemnification pursuant to this Article 10 shall be settled in cash in US Dollars; provided that if any Seller’s Issued Buyer Shares are not freely transferrable under the 1933 Act or such Seller’s Lock-Up Agreement when such Seller is required to make any indemnity payment pursuant to Section 10.02(a) or Section 10.02(b), such Seller may settle such payment by transferring to the Buyer Indemnified Party entitled to receive such payment a number of Buyer Shares (free from any Liens and any restriction on the right to vote, sell or otherwise dispose of such Buyer Shares) equal to (x) such indemnity payment denominated in US Dollars divided by (y) the per share closing price of the ADSs on the date of such payment multiplied by (z) 100.
Section 10.04. Third Party Claim Procedures. (a) The party seeking indemnification under Section 10.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.
(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Damages resulting from such Third Party Claim as provided under this Article 10 and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third Party Claim and fulfill its indemnity obligations hereunder.
(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 10.04(b)(i) within 30 days of receipt of notice of the Third Party Claim pursuant to Section 10.04(a), (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to the reputation or future business prospects of the Indemnified Party or any of its affiliates, (iv) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its affiliates or (v) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.04, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates.
(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.
(f) Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 10.05. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 10.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days following the receipt of a notice with respect to any such claim that the Indemnifying Party disputes its indemnity obligation to the Indemnified Party for any Damages with respect to such claim, such Damages shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall promptly pay to the Indemnified Party any and all Damages arising out of such claim. If the Indemnifying Party has timely disputed its indemnity obligation for any Damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 12.07.
Section 10.06. Exclusive Remedy. The indemnification provisions of this Article 10 shall constitute the sole and exclusive remedy with respect to any Damages incurred or suffered by Indemnified Parties under this Agreement.

Section 10.07. Consequential Damages. Notwithstanding any other provision in this Agreement to the contrary, no Indemnifying Party shall be liable to any Indemnified Party for any Damages of the Indemnified Party comprised of incidental, consequential or punitive damages (including for lost profits) except to the extent such incidental, consequential or punitive damages are included in any third party claim giving rise to a claim for indemnification by the Indemnified Party.
ARTICLE 11
Termination
Section 11.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written agreement of the Company and Buyer;
(b) by either the Company or Buyer if the Closing shall not have been consummated on or before February 28, 2010 (the “Drop Dead Date”); or
(c) by either the Company or Buyer if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.
The party desiring to terminate this Agreement pursuant to clauses 11.01(b) or 11.01(c) shall give notice of such termination to the other party.
Section 11.02. Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 7.01, 8.03, 12.04, 12.06 and 12.07 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
Miscellaneous
Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:
Hurray! Holding Co., Ltd.
15/F, Tower B, Gateway Plaza
No. 18 Xia Guang Li, East Third Ring
Chaoyang District, Beijing
People’s Republic of China
Attention: Qu Haibin and Pang Xiaomei
Facsimile No.: (86) 10 8455-5555
E-mail: hbqu@hurray.com.cn and xmpang@hurray.com.cn
with a copy to:
Davis Polk & Wardwell
The Hong Kong Club Building, 18th Floor
3A Chater Road, Hong Kong
Attention: James C. Lin, Esq.
Facsimile No.: (852) 2533-3333
E-mail: james.lin@dpw.com
if to Seller, to the address of such Seller set forth under the signature of such Seller or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 12.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Sellers holding in the aggregate at least 51% of the Ordinary Shares then held by all Sellers, calculated on a fully-diluted basis, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, any amendments to this Agreement that adversely affect a Seller in a manner different from other Sellers shall require such Seller’s consent.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 12.03. Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.
Section 12.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.
Section 12.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.
Section 12.07. Jurisdiction. Any dispute arising out of or in connection with this Agreement shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with these Rules. The dispute shall be resolved by one arbitrator appointed by the parties. If the parties cannot agree on one arbitrator, the dispute shall be resolved by three arbitrators, one appointed by the Company, one appointed by Buyer and the third appointed by the first two arbitrators. The arbitration proceedings shall be conducted in English. Any award is final and may be enforced in any court of competent jurisdiction. The award shall apportion the costs of arbitration. The parties shall duly and punctually perform their obligations hereunder pending, issuance of the arbitral award.

Section 12.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 12.09. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 12.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HURRAY! HOLDING CO., LTD.
By:	/s/ Qu Haibin
	Name:	Qu Haibin
	Title:	Acting CEO

KU6 HOLDING LIMITED
By:	/s/ Li Shanyou
	Name:	Li Shanyou
	Title:	CEO

KUMELLA HOLDINGS LIMITED
By:	/s/ Li Shanyou
Name:
Title:

Contact Information:

Contact:	Li Shanyou
Address:	Room A402, Great Wall Computer Tower, No. Jia 38, Xueyuan Road, Haidian District, Beijing, PRC
Telephone:	+86-10-6236-1818
Facsimile:	+86-10-6236-8882

ZHAO XIAOBING
By:	/s/
Name:
Title:

Contact Information:

Contact:	Zhao Xiaobing
Address:	Room 1001, Building 207, Shijidongfangilayuan Chaoyang District, Beijing PRC
Telephone:	+86-139-1016-6676
E-mail:	Bill.zhao@xiaobingroup.com

JABE, LLC
By:	/s/ Timothy C. Draper
	Name:	Timothy C. Draper
	Title:	Managing Member

Contact Information:

Contact:	John Fischer, Tim Draper
Address:	2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025, USA
Telephone:	+1-650-233-9000
Facsimile:	+1-650-233-9233

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SEVF II)
By:	/s/ Martina S. Poquet
	Name:	Martina S. Poquet
	Title:	Managing Director Separate Investments Division

Contact Information:

Contact:	Martina S. Poquet, Director — Separate Investments
Address:	Stanford Management Company, 2770 Sand Hill Road, Menlo Park, CA 94025, USA
Telephone:	+1-650-926-0243
Facsimile:	+1-650-926-0135

BAIDU HOLDINGS LIMITED
By:	/s/
Name:
Title:

Contact Information:

Contact:	Li Yanhong
Address:	12/F, Ideal International Plaza, Haidian District, Beijing, PRC
Telephone:	+86-10-8262-1188
Facsimile:	+86-10-8260-7008

DRAPER FISHER JURVETSON FUND VIII, L.P.
By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Director

DRAPRE FISHER JURVETSON PARTNERS VIII, LLC
By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Director

Contact Information for each:

Contact:	John Fisher, Tim Draper
Address:	2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025, USA
Telephone:	+1-650-233-9000
Facsimile:	+1-650-233-9233

DT VENTURES CHINA FUND II, L.P.
By:	/s/ William Chen
	Name:	William Chen
	Title:	Managing Director

Contact Information:

Contact:	Will Chen
Address:	No. 1 Gaolan Road, Luwan District, Shanghai 200020, PRC
Telephone:	+86-21-5383-5999
Facsimile:	+86-21-5383-5998

TLC CAPITAL CO., LTD.
By:	/s/ Duen-Chian Cheng
	Name:	Duen-Chian Cheng
	Title:	President

Contact Information:

Contact:	Duen-Chian Cheng
Address:	18/F, No. 333, Tunhwa South Road, Section 2, Taipei 106, Taiwan
Telephone:	+886-2-2738-2799
Facsimile:	+886-2-2738-0299

SHARP FOCUS ASSETS MANAGEMENT LIMITED
By:	/s/ Ito Shigeru
	Name:	Ito Shigeru
	Title:	Director

Contact Information:

Contact:	Ito, Shigeru
Address:	P.O. Box 957, Offshore Incorporations Centre, Road Tow, Tortola, British Virgin Islands
Telephone:	+886-2-2570-5559
Facsimile:	+886-2-2570-5569

ITOCHU CORPORATION
By:	/s/ Tatsushi Shingu
	Name:	Tatsushi Shingu
	Title:	General Manager Mobile Network Business Dept.

Contact Information:

Contact:	Yasufumi Yamaguchi
Address:	5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan
Telephone:	+81-3-3497-7903
Facsimile:	+81-3-3497-3177

INFINITUDE INVESTMENT CO., LTD.
By:	/s/ Isamu Sakakibara
	Name:	Isamu Sakakibara
	Title:	Chairman

Contact Information:

Contact:	James Zhou
Address:	Room 2211, Shui On Plaza, 333 Huai Hai Zhong Road, Shanghai, PRC
Telephone:	+86-21-63853266
Facsimile:	+86-21-63852199

SBI BROADBAND FUND NO. 1 LIMITED PARTNERSHIP
By:	/s/ Takashi Nakagawa
	Name:	Takashi Nakagawa
	Title:	Representative Director & COO of SBI Investment Co., Ltd. its General Partner
SBI BROADBAND CAPITAL CO., LTD
By:	/s/ Takashi Nakagawa
	Name:	Takashi Nakagawa
	Title:	Representative Director

SBI BB MOBILE INVESTMENT LPS
By:	/s/ Takashi Nakagawa
	Name:	Takashi Nakagawa
	Title:	Representative Director & COO of SBI Investment Co., Ltd. its General Partner

Contact Information for each:

Contact:	Min Zhu
Address:	Izumi Garden Tower 19F, 1-6-1 1 Roppongi, Minato-ku, Tokyo 106-6019, Japan
Telephone:	+81-3-6229-0127
Facsimile:	+81-3-3224-1971

ANNEX I
LIST OF SELLERS

	Name	Jurisdiction/Citizenship
1.	KUMELLA HOLDINGS LIMITED*	The British Virgin Islands
2.	ZHAO XIAOBING	The PRC
3.	JABE, LLC	California, the U.S.
4.	THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SEVF II)	California, the U.S.
5.	BAIDU HOLDINGS LIMITED	The British Virgin Islands
6.	DRAPER FISHER JURVETSON FUND VIII, L.P.	The Cayman Islands
7.	DRAPER FISHER JURVETSON PARTNERS VIII, LLC	California, the U.S.
8.	DT VENTURES CHINA FUND II, L.P.	The Cayman Islands
9.	TLC CAPITAL CO., LTD.	Taiwan
10.	SHARP FOCUS ASSETS MANAGEMENT LIMITED	The British Virgin Islands
11.	ITOCHU CORPORATION	Japan
12.	INFINITUDE INVESTMENT CO., LTD.	The British Virgin Islands
13.	SBI BROADBAND FUND NO. 1 LIMITED PARTNERSHIP	Japan
14.	SBI BROADBAND CAPITAL CO., LTD	Japan
15.	SBI BB MOBILE INVESTMENT LPS	Japan
Annex — 1

COMPANY DISCLOSURE SCHEDULE
See Attached

Schedule-1

EXHIBIT A
FORM OF LOCK-UP AGREEMENT
__________ __, 2009
Hurray! Holding Co., Ltd.
15/F, Tower B, Gateway Plaza
No.18 Xia Guang Li, East Third Ring
Chaoyang District, Beijing
People’s Republic of China
Attention: Pang Xiaomei and Christina Low F.S.
Re: Hurray! Holding Co., Ltd. — Lock-up Agreement
Ladies and Gentlemen:
The undersigned understands that Hurray! Holding Co., Ltd. (“Buyer”) has entered into [(i)]1 a Share Purchase Agreement (the “SPA”) with Ku6 Holding Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”) and the Sellers (as defined in the SPA) [including the undersigned]2 dated November 26, 2009[, pursuant to which Buyer will issue to the undersigned [•] ordinary shares, par value US$0.00005 per share, of Buyer (the “Ordinary Shares”) as consideration for the sale of [•] by the undersigned to Buyer]3 [and (ii) the Company has entered into an Option Conversion Agreement (the “Conversion Agreement”) with the undersigned dated as of November 26, 2009, pursuant to which all stock options of the Company held by the undersigned will be cancelled, in exchange for which the undersigned will be entitled to receive [•] ordinary shares, par value US$0.00005 per share, of Buyer (the “Ordinary Shares”)]4, at the closing of the transactions contemplated by the SPA.

[1]	Include for the Executive Officers

[2]	Include for all Sellers

[3]	Include for all Sellers

[4]	Include for the Executive Officers
Exhibit A — 1

As a condition and inducement to Buyer’s willingness to consummate the transactions contemplated by the SPA, the undersigned hereby agrees that, without the prior written consent of Buyer, it will not, during the period commencing on the Closing Date (as defined in the SPA) and ending on the [second anniversary of the Closing Date]5 [181st day after the Closing Date]6 (the “Lock-up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Share or any securities convertible into or exercisable or exchangeable for the Ordinary Shares or any interest in the foregoing or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Ordinary Share, , whether or not represented in American Depositary Shares, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission of the United States of America, and whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Ordinary Shares or other securities, in cash or otherwise.
[Notwithstanding the foregoing, the undersigned may transfer some or all of the Ordinary Shares held by the undersigned to any Person who is a shareholder of the undersigned on the date hereof if such shareholder will execute and deliver to Buyer simultaneously with such transfer a Lock-Up Agreement substantially similar to this Lock-Up Agreement.]7
The undersigned understands that Buyer is relying upon this Lock-up Agreement in proceeding toward consummation of the transactions contemplated by the SPA. The undersigned further understands that this Lock-up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.
This Lock-up Agreement shall terminate upon the expiration of the Lockup Period.

[Name of Seller/Executive Officer]

Name:
Title:

[5]	Include for Management Seller and the Executive Officers

[6]	Include for all Sellers other than Management Seller

[7]	Include for Management Seller
Exhibit A — 2

EXHIBIT B
FORM OF INSTRUMENT OF TRANSFER
KU6 Holding Limited
We,                                                              [Insert the Name of the Transferor]
of                                                                                                       [Insert the Address]
do hereby transfer to Hurray! Holding Co., Ltd. of Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, Georgia Town, Grand Cayman, Cayman Islands (the “Transferee”) the shares standing in our name in the Register of KU6 Holding Limited to hold unto the said Transferee, his executors, administrators or assigns.
Dated the                      th day
of                                                             , 2009.

For and on behalf of

[Insert the Name of the Transferor]

Authorised Signatory [Sign]
Exhibit B — 1

EXHIBIT C
FORM OF INSTRUCTION LETTER
[On letterhead of Ku6 Holding Limited]
[date]
[name and address of Ku6’s transfer agent]
Tel:
Fax:
Attention:
Dear Sirs
KU6 Holding Limited (“Company”)
On behalf of the board of directors of the Company, I hereby instruct you to cancel the following share certificates of the Company upon receipt of the same from Hurray! Holding Co., Ltd. on behalf of the relevant shareholders:

Certificate Number	No. of Shares	Name of shareholder
	100,000,000 Ordinary Shares	KUMELLA HOLDINGS LIMITED
	701,104 Ordinary Shares	ZHAO XIAOBING
	3,706,173 Series A Shares	JABE, LLC
1,510,401 Series B Shares
	586,420 Series A Shares	THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SEVF II)
	8,641,975 Series A Shares	BAIDU HOLDINGS LIMITED
	41,694,444 Series A Shares	DRAPER FISHER JURVETSON FUND VIII, L.P.
16,992,012 Series B Shares
	926,543 Series A Shares	DRAPER FISHER JURVETSON PARTNERS VIII, LLC
377,600 Series B Shares

Exhibit C — 1

Certificate Number	No. of Shares	Name of shareholder
	10,198,604 Series A-1 Shares	DT VENTURES CHINA FUND II, L.P.
17,624,763 Series B Shares
	26,248,459 Series B Shares	TLC CAPITAL CO., LTD.
	1,574,908 Series B Shares	SHARP FOCUS ASSETS MANAGEMENT LIMITED
	5,302,620 Series B Shares	ITOCHU CORPORATION
	5,249,692 Series B Shares	INFINITUDE INVESTMENT CO., LTD.
	8,899,868 Series B-1 Shares	SBI BROADBAND FUND NO. 1 LIMITED PARTNERSHIP
	5,454,758 Series B-1 Shares	SBI BROADBAND CAPITAL CO., LTD
	8,612,776 Series B-1 Shares	SBI BB MOBILE INVESTMENT LPS
You are also instructed to attend to the following:
1.	update the register of members of the Company to reflect the transfers of shares in the following manner on receipt of the signed instruments of transfer pursuant to the Company’s articles of association:

Name of	Class/Series and	Name of
transferor	No. of Shares	transferee	Date of Record
KUMELLA HOLDINGS LIMITED	100,000,000 Ordinary Shares	Hurray! Holding Co., Ltd.
ZHAO XIAOBING	701,104 Ordinary Shares	Hurray! Holding Co.
JABE, LLC	3,706,173 Series A Shares and 1,510,401 Series B Shares	Hurray! Holding Co.
THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (SEVF II)	586,420 Series A Shares	Hurray! Holding Co.
BAIDU HOLDINGS LIMITED	8,641,975 Series A Shares	Hurray! Holding Co.

Exhibit C — 2

Name of	Class/Series and	Name of
transferor	No. of Shares	transferee	Date of Record
DRAPER FISHER JURVETSON FUND VIII, L.P.	41,694,444 Series A Shares and 16,992,012 Series B Shares	Hurray! Holding Co.
DRAPER FISHER JURVETSON PARTNERS VIII, LLC	926,543 Series A Shares and 377,600 Series B Shares	Hurray! Holding Co.
DT VENTURES CHINA FUND II, L.P.	10,198,604 Series A-1 Shares and 17,624,763 Series B Shares	Hurray! Holding Co.
TLC CAPITAL CO., LTD.	26,248,459 Series B Shares	Hurray! Holding Co.
SHARP FOCUS ASSETS MANAGEMENT LIMITED	1,574,908 Series B Shares	Hurray! Holding Co.
ITOCHU CORPORATION	5,302,620 Series B Shares	Hurray! Holding Co.
INFINITUDE INVESTMENT CO., LTD.	5,302,620 Series B Shares	Hurray! Holding Co.
SBI BROADBAND FUND NO. 1 LIMITED PARTNERSHIP	8,899,868 Series B-1 Shares	Hurray! Holding Co.
SBI BROADBAND CAPITAL CO., LTD	5,454,758 Series B-1 Shares	Hurray! Holding Co.
SBI BB MOBILE INVESTMENT LPS	8,612,776 Series B-1 Shares	Hurray! Holding Co.

Exhibit C — 3

2.	issue physical share certificates in name of the following shareholder and deliver the same to the recipient set out below:

	Class/Series and No. of	Name and address (with
Name of shareholder	Shares	postal code) of recipient
Hurray! Holding Co., Ltd.	[The sum of the numbers of ordinary shares set forth in all signed instruments of transfer]	Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681GT, Georgia Town, Grand Cayman, Cayman Islands
Hurray! Holding Co., Ltd.	[The sum of the same as above numbers of Series A Preferred Shares set forth in all signed instruments of transfer]	same as above
Hurray! Holding Co., Ltd.	[The sum of the numbers of Series A-1 Preferred Shares set forth in all signed instruments of transfer]	same as above
Hurray! Holding Co., Ltd.	[The sum of the numbers of Series B Preferred Shares set forth in all signed instruments of transfer]	same as above
Hurray! Holding Co., Ltd.	[The sum of the numbers of Series B-1 Preferred Shares set forth in all signed instruments of transfer]	same as above
Yours faithfully

[name of director]
Director Ku6 Holding Limited

Exhibit C — 4

EXHIBIT D
FORM OF OPTION CONVERSION AGREEMENT
AGREEMENT (the “Agreement”) dated as of November 26, 2009 between Ku6 Holding Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”) and [name] with ID No. [•] (the “Option Holder”).
WHEREAS, the Company has entered into a Share Purchase Agreement (the “SPA”) with Hurray! Holding Co., Ltd., a company incorporated and existing under the laws of the Cayman Islands (the “Buyer”) and all of the shareholders of the Company specified in the SPA, pursuant to which the Buyer agrees to purchase all of the outstanding capital shares of the Company subject to the terms and conditions of the SPA.
WHEREAS, the Option Holder is an employee of a subsidiary of the Company and currently holds stock options to purchase [•] ordinary shares, par value US$0.0001 per share, of the Company set forth in Schedule I hereto (the “Stock Options”).
WHEREAS, the Option Holder and the Company agree that immediately prior to the closing of the transactions contemplated by the SPA, the Stock Options shall be converted into the right to receive certain equity securities of the Buyer.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties hereto hereby agree as follows:
Section 1. Conversion. Effective immediately prior to the Closing, all Stock Options shall be cancelled, in exchange for which the Option Holder shall be entitled to receive [•] ordinary shares, par value US$0.00005 per share, of the Buyer[, represented by American Depositary Shares of the Buyer, each representing 100 ordinary shares]8 (the “Issued Shares”).
Section 2. [Share Certificate]9 [American Depositary Receipt]10. (a) Within 2 business days of the Closing, the Option Holder will receive [a certificate][an American depositary receipt] for the Issued Shares in its name.

[8]	Include for all Option Holders other than the Executive Officers

[9]	Include for the Executive Officers

[10]	Include for all Option Holders other than the Executive Officers

Exhibit D — 1

(b) Such certificate shall bear the following legends:
“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be offered, sold, transferred or otherwise disposed of unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of applicable states or unless an exemption from such registration is available.
[The securities represented hereby are also subject to additional restrictions on transfer as set forth in the Lock-Up Agreement by and between [name of such Option Holder] and Hurray! Holding Co., Ltd. dated as of [the Closing Date defined in the SPA], copies of which may be obtained upon request from Hurray! Holding Co., Ltd. or any successor thereto.]11”
Section 3. Representations by the Option Holder. The Option Holder represents and warrants to the Company as follows:
(a) Citizenship. The Option Holder is a citizen of the People’s Republic of China with ID No. [•].
(b) Authorization. The Option Holder has the legal power to execute, deliver and perform this Agreement. This Agreement constitutes valid and binding agreements and consents of the Option Holder enforceable against the Option Holder in accordance with its terms.
(c) Ownership of Stock Options. The Option Holder is the owner of the Stock Options.
(d) Investment Purposes. The Option Holder is acquiring the Issued Shares hereunder for investment for the Option Holder’s own account and not with a view to, or for sale in connection with, any distribution thereof.
(e) Regulation S. The Option Holder is Not a “U.S. person” (as such term is defined in Regulation S of the 1933 Act) and is outside of the U.S.

[11]	Include for the Executive Officers

Exhibit D — 2

(f) Exempt from Registration. The Option Holder understands that the Issued Shares will not be registered under the Securities Act of 1933 of the United States of America, as amended (the “1933 Act”), or registered or listed publicly pursuant to any other applicable laws on the ground that the issuance provided for in this Agreement is exempt from registration under the 1933 Act or the registration or listing requirements of any other applicable securities law, and that the reliance of Buyer on such exemption is predicated in part on the Option Holder’s representations and warranties set forth in this Agreement.
Section 4. Taxes. The Option Holder shall be responsible and pay any and all the taxes required by applicable laws in relation to the transactions contemplated by this Agreement.
Section 5. SAFE Registration. The Option Holder will make reasonable endeavors to complete all necessary foreign exchange registrations with the State Administration of Foreign Exchange of the People’s Republic of China required by the applicable laws for the holding of the Stock Options by the Option Holder as soon as practicable following the Closing.
Section 6. Conditions. The obligation of the parties to consummate the conversion hereunder is subject to the closing of the transactions contemplated by the SPA (the “Closing”).
Section 7. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement shall become effective when each party shall have received a counterpart hereof signed by the other party.
Section 8. Third Party Beneficiary. The parties hereto enter into this Agreement for the benefit of the Buyer. Except for the Buyer, nothing in this Agreement shall be construed to confer any rights on any person other than the parties to this Agreement.
Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Exhibit D — 3

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its authorized officer, and the Option Holder has executed this Agreement, as of the date first above written.

KU6 HOLDING LIMITED

By:
Name:
Title:

[name of Option Holder]

Exhibit D — 4

EXHIBIT E
FORM OF SIDE LETTER
Hurray! Holding Co., Ltd.
15/F, Tower B, Gateway Plaza
No.18 Xia Guang Li, East Third Ring
Chaoyang District, Beijing
People’s Republic of China
[Closing Date defined in the SPA]
Re: Acquisition of Ku6 Holding Limited
Ladies and Gentlemen:
The undersigned understand that Hurray! Holding Co., Ltd. (the “Buyer”) has entered into a Share Purchase Agreement (the “SPA”) with Ku6 Holding Limited, a company incorporated and existing under the laws of the Cayman Islands (the “Company”), Kumella Holdings Limited (the “Seller”) and other persons specified in the SPA, pursuant to which the Buyer agrees to purchase 100,000,000 ordinary shares, par value US$0.0001, of the Company from the Seller and to issue 257,106,176 ordinary shares, par value US$0.00005 per share, of Buyer (the “Issued Shares”) to the Seller as consideration for such share purchase.
The undersigned hereby represent and warrant to Buyer that they are the record and beneficial holders of all of the outstanding capital shares of the Seller and will indirectly hold all of the Issued Shares after the closing of the transactions contemplated by the SPA (the “Closing”).
As a condition and inducement to the Buyer’s willingness to consummate the transactions contemplated by the SPA, each of the undersigned (a “Covenantor”) hereby agrees that, without the prior written consent of the Buyer, such Covenantor shall not, during the period commencing on the date of the Closing and ending on the second anniversary of the date of the Closing (the “Lock-up Period”), (1) directly or indirectly through a transfer of his or her interests in the Seller or otherwise, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Issued Share or any securities convertible into or exercisable or exchangeable for the Issued Shares or any interest in the foregoing or (2) directly or indirectly, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any ordinary share, par value 0.00005 per share, of the Buyer, whether now owned or hereinafter acquired, whether or not represented in American Depositary Shares, owned directly by such Covenantor (including holding as a custodian) or with respect to which such Covenantor has beneficial ownership within the rules and regulations of the Securities and Exchange Commission of the United States of America, and whether any such transaction described in clause (1) or (2) above is to be settled by delivery of securities, in cash or otherwise.

Exhibit E — 1

The Covenantor understands that the Buyer is relying upon this letter in proceeding toward consummation of the transactions contemplated by the SPA. The Covenantor further understands that this letter is irrevocable and shall be binding upon such Covenantor’s heirs, legal representatives, successors and assigns.
This letter shall terminate upon the expiration of the Lock-up Period.

Shanyou Li	Han Kun
ID No. 12010419720322681X	ID No. 341223197706273112

Xinye Zeng ID No. 510502197307171122	Zhizhong Hao ID No. 150103197609091512

Exhibit E — 2

EXHIBIT F
FORM OF PRC LEGAL OPINION
See Attached

Exhibit F — 1

EXHIBIT G
FORM OF CAYMAN LEGAL OPINION
See Attached

Exhibit G — 1

EXHIBIT H
FORM OF MR. LI’S EMPLOYMENT AGREEMENT
See Attached

Exhibit H — 1